PART II - EXHIBIT 18
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                                                 August 16, 1999


Board of Directors
Fortune Brands, Inc.
1700 East Putnam Avenue
Old Greenwich, CT  06870

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Company's Quarterly report on Form 10-Q for the period ended June 30, 1999. Note 2 therein describes a change in accounting principle from use of an undiscounted cash flow methodology to assess recoverability of goodwill to use of a discounted cash flow methodology. It should be understood that the preferability of one acceptable method of accounting over another for assessing recoverability of goodwill has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgement about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 1998. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

                                                 Very truly yours,



                                                 PricewaterhouseCoopers LLP

11 Madison Avenue
New York, New York  10010